SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 28, 2013

KNIGHT CAPITAL GROUP, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	001-14223	22-3689303
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

545 Washington Boulevard, Jersey City, NJ 07310
(Address of principal executive offices) (Zip Code)

(201) 222-9400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01        Completion of Acquisition or Disposition of Assets

On June 28, 2013, Knight Capital Group, Inc. (“Knight” or the “Company”) completed the previously announced sale of its institutional fixed-income sales and trading business, which operates in the United States and in the United Kingdom, to Stifel Financial Corp. (“Stifel”).  The transaction was completed pursuant to the Purchase Agreement, dated as of March 14, 2013, by and among Knight and Stifel, for an aggregate purchase price of approximately $5.5 million in cash, subject to certain post-closing adjustments.  A summary of the Purchase Agreement is set forth in the Company’s Current Reports on Form 8-K filed on March 19, 2013.  As previously announced, Stifel hired Knight’s European institutional fixed income sales and trading team.  The combined teams comprise approximately 50 sales and trading professionals in the U.S. and 40 in Europe, covering high-yield and investment-grade corporate bonds, asset-backed and mortgage-backed securities, and emerging markets as well as research in select sectors and names.

A copy of the press release issued by the Company on June 28, 2013 relating to the completion of the sale of its institutional fixed-income sales and trading business to Stifel is filed herewith as Exhibit 99.1 and incorporated herein by reference.

Item 2.05        Costs Associated with Exit or Disposal Activities

As previously announced, in connection with the transaction, Knight expects to incur a total estimated pre-tax charge between $27 and $33 million within the newly formed Global Execution Services segment (as discussed in Item 7.01 of the Company’s Current Reports on Form 8-K filed on March 19, 2013), broken down as follows: (i) employee severance and other employee benefit costs between $12 and $15 million; (ii) asset write-down and loss related to Greenwich lease costs between $11 and $13 million; and professional fees and contract termination costs between $4 and $5 million.  Of this amount, there is expected to be between $3 and $5 million in net cash expenditures.  No further material future cash expenditures are expected in association with the transaction.

Item 5.02        Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

As previously announced, Alan Lhota will cease to serve in his role as a Senior Managing Director, Co-Head of Institutional Fixed Income of Knight and will no longer be an employee of Knight or any of its subsidiaries upon the closing of transaction.  On June 28, 2013, Mr. Lhota entered into a transition agreement that provides that, subject to the closing of the transaction, Mr. Lhota’s continued employment through the applicable separation date and his execution of releases provided by Knight, Mr. Lhota will be entitled to receive (a) a lump sum payment of $1,000,000 in full settlement of his accrued bonus and (b) the accelerated vesting of his outstanding restricted stock units. In addition, Mr. Lhota will receive a lump sum payment of $800,000 in full settlement of a claim relating to the payment of certain management override payments, subject to his release of all claims with respect to matters relating to compensation and benefits.  Mr. Lhota will be subject to non-solicitation restrictions relating to Knight employees and employees of GETCO Holding Company, LLC through December 31, 2014.

The transition agreement may be revoked by Mr. Lhota at any time during the seven-day period following his execution of the agreement.

The foregoing summary of the transition agreement with Mr. Lhota does not purport to be complete and is qualified in its entirety by the text of such transition agreement, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01       Financial Statements and Exhibits

(d)       Exhibits.

Exhibit Number	Description
10.1	Transition Agreement with Alan Lhota, dated June 28, 2013

99.1	Knight Capital Group Press Release, dated June 28, 2013

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned’s duly authorized signatory.

Dated:  June 28, 2013

KNIGHT CAPITAL GROUP, INC.
By: /s/ Andrew M. Greenstein Name: Andrew M. Greenstein
Title: Managing Director, Deputy General Counsel and Assistant Secretary

EXHIBIT INDEX

Exhibit Number	Description
10.1	Transition Agreement with Alan Lhota, dated June 28, 2013

99.1	Knight Capital Group Press Release, dated June 28, 2013